                                                                    EXHIBIT 23.5


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ostex International, Inc.:


We consent to the use of our report dated January 24, 2003, with respect to the balance sheet of Ostex International, Inc. as of December 31, 2002 and the related statements of operations, shareholders' equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.

Our report dated January 24, 2003 contains an explanatory paragraph that states that Ostex International, Inc. has suffered recurring losses from operations and needs to raise significant additional capital to meet its operating and debt requirements. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




/S/ KPMG LLP

Seattle, Washington
April 22, 2003